EXHIBIT 99


               WEBSTER ACQUIRES INSURANCE PREMIUM FINANCING COMPANY


WATERBURY, Conn.--(BUSINESS WIRE)--Jan. 24, 2003--Webster Bank, the wholly owned subsidiary of Webster Financial Corporation (NYSE: WBS), announced today the acquisition of Budget Installment Corp., an insurance premium financing company based in Rockville Centre, New York.

Budget Installment Corp. finances commercial property and casualty premiums for businesses that pay their premiums on a monthly basis. The thirty year-old company currently has approximately 8,000 active borrower accounts located in New York and New Jersey.

"This acquisition is a good fit for Webster and Budget given the natural synergy in our businesses," stated Webster chairman and chief executive officer, James
C. Smith. "The acquisition meets the needs of our existing insurance customers and gives us an entry into the attractive premium financing marketplace. Budget's knowledge and expertise in the premium financing arena will benefit Webster's small and mid-sized business customers."

This announcement marks the second insurance-related acquisition for Webster in 2003. On January 6, Webster reported the acquisition of The Mathog & Moniello Companies, an East Haven, Connecticut-based commercial property and casualty company that specializes in providing risk management products and services to self-insured businesses and groups.

"The acquisitions completed thus far in 2003 underscore our strategy for profitable growth," stated Webster executive vice president, corporate development, Nathaniel C. Brinn "Both deals broaden Webster's product array for our commercial customers. Webster views premium finance as a growth sector with attractive risk and return characteristics."

Terms of the acquisition were not disclosed.

Webster Financial Corporation is the holding company for Webster Bank and Webster Insurance. With more than $13 billion in assets, Connecticut-based Webster Bank provides business and consumer banking, mortgage, insurance, trust and investment services through more than 109 banking offices, 219 ATMs and the Internet (www.websteronline.com). Webster Financial Corporation is majority owner of Chicago-based Duff & Phelps, LLC, a leader in financial advisory services. Webster Bank owns the asset-based lending firm, Whitehall Business Credit Corporation, Center Capital Corporation, an equipment financing company headquartered in Farmington, Connecticut and Webster Trust Company, N.A.

For more information about Webster, including past press releases and the latest Annual RepOrt, visit the Webster Bank web site at www.websteronline.com.